On February 11, 2022, the Audit Committee of the Board of Directors approved the engagement of Cohen & Company, Ltd. ("Cohen") to serve as the independent registered public accounting firm for the Fund for the fiscal year ending December 31, 2022, in replacement of Tait, Weller & Baker LLP ("TWB") which served previously as the independent registered public accounting firm for the Fund.

The report of TWB on the financial statements of the Fund as of and for the fiscal years ended December 31, 2021 and December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During such fiscal years, and during the subsequent interim period ended February 11, 2022: (i) there were no disagreements between the registrant and TWB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TWB, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years of the Fund ended December 31, 2021 and December 31, 2020, and during the subsequent interim period ended February 11, 2022, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) a "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K.

The registrant requested that TWB furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not TWB agrees with the above statements. A copy of the letter from TWB to the Securities and Exchange Commission is filed as an exhibit hereto.

taitweller.com

February 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Cornerstone Total Return Fund, Inc. (the “Fund”) which we understand will be filed with the Securities and Exchange Commission as part of the Fund’s Annual Certified Shareholder Report. We agree with the statements concerning our Firm in such Annual Certified Shareholder Report on Form N-CSR.

Very truly yours

TAIT, WELLER & BAKER, LLP

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529